Exhibit 5.1

November 19, 2014

Acorn Energy, Inc.

3903 Centerville Road

Wilmington, Delaware 19807

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Acorn Energy, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company under the Securities Act of 1933 for the purpose of registering the resale by certain selling security holders identified in the Registration Statement of (i) an aggregate of 4,285,714 shares of the Company’s common stock, par value $.01 per share (the "Shares") and (ii) an aggregate of 2,142,857 shares of the Company’s common stock, par value $.01 per share, issuable upon the exercise of warrants (the “Warrant Shares”).

On the basis of such investigation as we have deemed necessary, we are of the opinion that (i) the Shares and Warrant Shares have been duly authorized for issuance, (ii) the Shares are fully paid and non-assessable shares of common stock of the Company and (iii) the Warrant Shares will be, when issued pursuant to the exercise of the warrants according to their terms, fully paid and non-assessable shares of common stock of the Company.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Eilenberg & Krause LLP